UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 4, 2005 (August 4, 2005)

GLOBALSANTAFE CORPORATION

(Exact name of registrant as specified in charter)

Cayman Islands	1-14634	98-0108989
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

15375 Memorial Drive, Houston, Texas	77079-4101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 925-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Our news release dated August 4, 2005, concerning 2005 second-quarter financial results, furnished as Exhibit 99.1 to this report, is incorporated by reference herein.

The news release contains certain measures (discussed below) which may be deemed “non-GAAP financial measures” as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended. In each case, the most directly comparable GAAP financial measure and information reconciling the GAAP and non-GAAP measures is also included in the news release.

In the attached news release, we discuss net income on a total and per share basis for the second quarter 2004, excluding items totaling $86.3 million or $0.37 per diluted share, comprised of an after tax gain of $113.1 million from the sale of the company’s land drilling operations in May 2004, an after tax expense of $5.8 million to exit the land rig business and an after tax loss of $21.0 million related to the early retirement of debt. This information is provided because management believes that the excluded items are unrelated to the operational performance of the Company for the period and, accordingly, that providing the amount of net income excluding the items will help investors compare results between two periods.

In the attached news release, we also discuss improvement in income from continuing operations for the second quarter of 2005 as compared with the second quarter of 2004 of $111.1 million; or $90.1 million excluding a $21.0 million after tax loss on the early retirement of debt in the 2004 period. This information is provided because management believes that the excluded item is unrelated to the operational performance of the Company for the period and, accordingly, that providing the change in income from continuing operations excluding the after tax loss from the early retirement of debt will help investors compare results between two periods.

Item 9.01. Financial Statements and Exhibits

The exhibit to this report is as follows:

Exhibit No.	Description
99.1	GlobalSantaFe Report of 2005 Second-Quarter Financial Results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSANTAFE CORPORATION

Date: August 4, 2005	By	/s/ Alexander A. Krezel
Alexander A. Krezel
Vice President, Secretary and
Associate General Counsel

Index to Exhibits

Exhibit Number	Description
99.1	GlobalSantaFe Report of 2005 Second-Quarter Financial Results.